Exhibit 99.2
CONSENT OF THOMAS WEISEL PARTNERS LLC
Board of Directors
i2 Technologies, Inc.
11701 Luna Road
Dallas, TX 75234
Dear Members of the Board:
     We hereby consent to the inclusion of our opinion letter dated November 4, 2009 to the Board of Directors of i2 Technologies (“the Company”) included in Annex D, and to the references thereto under the captions “Summary — The i2 Board of Directors’ Recommendation and Reasons for the Merger,” “Summary — Opinion of i2’s Financial Advisor,” “Risk Factors — Risk Factors Relating to the Merger,” “The Merger — Background of the Merger,” “The Merger — The i2 Board of Directors’ Recommendation and Reasons for the Merger,” “The Merger — Opinion of i2’s Financial Advisor” and “The Merger — Projected Financial Information” in the proxy statement/prospectus relating to the proposed merger transaction involving JDA Software Group, Inc. (“JDA”) and the Company, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of JDA filed on November 18, 2009. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Thomas Weisel Partners LLC Thomas Weisel Partners LLC
November 19, 2009